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                               FORM 8-K

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 21, 1994


                            Baltimore Bancorp
_______________________________________________________________________________
          (Exact name of registrant as specified in its charter)



   Maryland                       1-9821                    52-1351635
_______________________________________________________________________________
(State or other                 (Commission               (IRS Employer
jurisdiction of                  File Number)              Identification No.)
incorporation)





120 East Baltimore Street, Baltimore, Maryland                       21202
_______________________________________________________________________________
(Address of principal executive office)                            (Zip Code)


Registrant's telephone number, including area code:    (410) 244-3360
                                                      _________________

                                Not Applicable
_______________________________________________________________________________
(Former name or former address, if changed since last report)


                                                          Page 1 of __ Pages.
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Item 1.  Changes in Control of Registrant.

         (a)    Not applicable.

         (b) On March 21, 1994, Baltimore Bancorp (the "Company" or "Registrant") announced that it had entered into a definitive Agreement and Plan of Merger (the "Plan") with First Fidelity Bancorporation ("FFB") and Annabel Lee Corporation, a wholly-owned subsidiary of FFB (the "Merger Sub"), pursuant to which FFB will pay approximately $346 million in cash for all of the outstanding shares of the Company's common stock in a merger of Merger Sub with and into the Company. Under the terms of the Plan, holders of the Company's common stock will receive $20.75 in cash for each of their shares. Alex. Brown & Sons Incorporated advised the Company and rendered an opinion on the fairness from a financial point of view of the consideration to be received in the proposed transaction by the Company's shareholders.

         In accordance with the Plan and as a condition to the acquisition, immediately prior to the closing, the Company's primary subsidiary, The Bank of Baltimore (the "Bank"), will be merged into a newly formed federal savings bank subsidiary of the Company. As a result, the Company will cease to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and will become a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Company has received a copy of a reasoned advice of counsel of the Assistant Attorney General of the State of Maryland addressed to the Maryland Bank Commissioner and a reasoned opinion of FFB's Maryland counsel as to the legality of the acquisition under Maryland law, when interpreted consistently with the commerce clause of the United States Constitution. Both the reasoned advice of counsel and the reasoned opinion of FFB's Maryland counsel conclude that certain provisions of Maryland law governing interstate acquisitions of federal savings banks as applied to the acquisition are unconstitutional under the commerce clause.

         The transaction is subject to various closing conditions, including the receipt of regulatory approvals of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Maryland Bank Commissioner. The transaction is also subject to the approval of the Company's shareholders at a special meeting to be held as promptly as practical after June 15, 1994. The transaction is expected to close on the later of (i) October 31, 1994, or (ii) within 10 days after the date of receipt of all regulatory approvals, expiration of applicable waiting periods and satisfaction of closing conditions.

         In connection with the transaction, the Company has granted FFB an option to purchase 3,300,000 shares of the Company's common stock (subject to adjustment in certain events), or approximately 19.9% of the Company's outstanding common stock at $19.31 per share (the average of the high and low sale prices on March 22, 1994). The option is exercisable in the event of (i) the acquisition by any person other than FFB or its subsidiary of ownership, control or the right to vote 25% or more of the Company's outstanding common stock, or
(ii) the Company or any of its subsidiaries entering into, or the Company's board of directors recommending for shareholder approval, certain acquisition transactions with any person other than FFB or any of its subsidiaries). The option is set forth in the Stock Option Agreement, dated as of March 22, 1994, between the Company and FFB.

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         The foregoing summary of the Plan and the Stock Option
Agreement is intended to be read in conjunction with the specific provisions of the Plan and Stock Option Agreement, copies of which are included as Exhibits 2 and 99, respectively, to this Report, and is qualified in its entirety by reference thereto.

         The Company has $2.2 billion in assets and is primarily engaged in the business of serving as the holding company for the Bank, which has $2.0 billion in deposits, $1.4 billion in loans and 42 branch offices primarily in Baltimore City and Baltimore, Montgomery and Anne Arundel counties.

         FFB, with $33.8 billion in assets, is among the nation's 25 largest holding companies. FFB's principal subsidiaries are First Fidelity Bank, N.A., of New Jersey and Pennsylvania, First Fidelity Bank, N.A., New York, and Union Trust Company, of Connecticut.

Item 7.  Financial Statements and Exhibits.

         (a)    Not applicable.
         (b)    Not applicable.
         (c)    Exhibits.

                2 Agreement and Plan of Merger dated as of March 21, 1994 among Registrant, First
                      Fidelity Bancorporation and Annabel
                      Lee Corporation

                99    Stock Option Agreement dated as of March
                      22, 1994 between Registrant and First
                      Fidelity Bancorporation.


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                           SIGNATURES


          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Baltimore Bancorp
                                        (Registrant)



                                        By:  /s/ Joseph A. Cicero
                                             ______________________
                                                Joseph A. Cicero
                                              Executive Vice President
                                              and Chief Financial Officer



Date:  March 23, 1994








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                               EXHIBIT INDEX


Exhibit
Number                                                  Identity
of Exhibit



2 Agreement and Plan of Merger dated as of March 21, 1994 among Registrant, First Fidelity Bancorporation and Annabel Lee Corporation.

99 Stock Option Agreement dated as of March 22, 1994 between Registrant and First Fidelity Bancorporation.

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